FIFTH AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated this 27th day of July, 2010, to the Fund Accounting Servicing Agreement dated as of August 15, 2005, as amended June 8, 2007, October 8, 2007, August 14, 2009 and February 12, 2010, (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

7/27/10	1

Exhibit B to the Fund Accounting Servicing Agreement

Intrepid Capital Funds, Inc. FUND ACCOUNTING SERVICES FEE SCHEDULE Effective in Conjunction with the Launch of the Intrepid Income Fund- Institutional Class

Intrepid Capital Fund Complex*
$[  ] for the first $[  ] million**
[  ]  basis points on the next $[  ]  million
[  ] basis point on the next $[  ] billion
[  ] basis points on the balance

**Discounted to $[  ] for the first $[  ] million until
the launch of the Intrepid All Cap Fund-
Institutional Class

Fees are billed monthly.
* Annual fee based upon average net assets per
  fund family complex
* Subject to CPI increase, Milwaukee MSA.

Conversion and extraordinary services quoted separately.

NOTE – All schedules subject to change depending upon
the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses,
including pricing, corporate action, and factor services:
  ●  $[  ] Domestic and Canadian Equities/Options
  ●  $[  ] Corp/Gov/Agency Bonds/International
       Equities/Futures/Currency Rates
  ●  $[  ] CMO's/Municipal Bonds/Money Market
       Instruments/International Bonds
  ●  $[  ] /Fund per Day- Bank Loans
  ●  $[  ] /Fund per Day- Credit Default Swaps/Swaptions
  ●  $[  ] /Fund per Day- Basic Interest Rate Swaps
  ●  $[  ]  /fund/month - Mutual Fund Pricing
  ●  $[  ] /Foreign Equity Security per Month for
       Corporate Action Service
  ●  $[  ] /Domestic Equity Security per Month for
       Corporate Action Service
  ●  $[  ]  /month Manual Security Pricing (>[  ] /day)
  ●  Factor Services (BondBuyer)
  ●  $[  ] /CMO/month
  ●  $[  ] /Mortgage Backed/month
  ●  $[  ]  /month Minimum Per Fund Group
  ●  Fair Value Services (FT Interactive)
  ●  $[  ] on the First [  ]  Securities/Day
  ●  $[  ] on the Balance of Securities/Day

NOTE:  Prices above are based on using IDC as the
primary pricing service and are subject to change.  Use of
alternative sources may result in additional fees.

7/27/10	2